Exhibit 99.1


                               [GRAPHIC OMITTED]

                    FIRST MONTAUK APPOINTS CELESTE LEONARD TO
                             THE BOARD OF DIRECTORS

Red Bank, NJ - February 26, 2007 - First Montauk Financial Corp.  (OTC/BB:
FMFK), a nationwide provider of investment services through independent financial professionals, today announced the appointment of Celeste Leonard as a director to the Company's Board of Directors. Ms. Leonard has been Chief Compliance Officer of First Montauk Securities Corp., the Company's principal subsidiary, since August 2006. Ms. Leonard fills the remaining Class I vacancy on the Board created by the resignations of the Company's founders in November 2006.

"The Company is fortunate to have someone of Celeste Leonard's extensive compliance background, experience and impeccable reputation join the Company's Board of Directors. She is very well regarded in the regulatory community in which we operate, and has brought a wealth of industry experience to our management team. She is a welcome addition to the Board," commented Victor K. Kurylak, President and Chief Executive Officer.

Ms. Leonard has over 28 years of compliance and supervision experience in the financial services industry. Before joining the Company in October 2006, Ms. Leonard had been the Sales Practice Director for Smith Barney Citigroup in New York City, a position she had held since November 2004. She previously worked as a Senior Vice President for Business Control Management for Neuberger Berman, LLC in New York from March 2004 through November, 2004. From February 1996 through March 2004, Ms. Leonard was an Executive Director/ National Director of Branch Supervision for CIBC Oppenheimer Corp. and oversaw supervision and risk management for the private client division's 19 branch locations. From October 1994 through February 1996, she worked as Compliance Director for the Financial Services Division of Lehman Brothers, and held various other positions at that firm and its predecessors since 1978.

Ms. Leonard holds NASD Series 7, 8, 63, 65, and 4 registrations and is a member of the New York Stock Exchange Hearing Board and a member of the SIA Legal and Compliance Division. She is a frequent panel member at NASD and SIA conferences, and currently sits on two NASD committees.

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230
info@montaukfinancial.com